UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of The

Securities Exchange Act of 1934

CRACKER BARREL OLD COUNTRY STORE, INC.

(Exact name of registrant as specified in its charter)

Tennessee	62-0812904
(State or other Jurisdiction of Incorporation)	(IRS. Employer Identification No.)

305 Hartmann Drive Lebanon, Tennessee	37087-4779
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

This Form 8-A/A is filed by Cracker Barrel Old Country Store, Inc. (the “Registrant”) to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Registrant on April 9, 2021.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

On February 22, 2024, the Board of Directors (the “Board”) of the Registrant approved an Amendment and Termination (the “Amendment”) to the Registrant’s Rights Agreement, dated as of April 9, 2021 (the “2021 Rights Agreement”). The Amendment accelerated the expiration date of the 2021 Rights Agreement from the close of business on April 9, 2024 to February 27, 2024, such that, immediately prior to 5:00 p.m., New York City time, on February 27, 2024, the preferred share purchase rights pursuant to the 2021 Rights Agreement will expire and each share of common stock, par value $0.01 per share, of the Registrant will no longer be accompanied by a right to purchase, under certain circumstances, one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Registrant pursuant to the 2021 Rights Agreement. Shareholders of the Registrant are not entitled to any payment as a result of the expiration of the 2021 Rights Agreement or the Rights.

Item 2. Exhibits.

Exhibit Number	Description

4.1	Amendment and Termination of Rights Agreement, dated as of February 27, 2024, between Cracker Barrel Old Country Store, Inc. and Equiniti Trust Company, LLC (incorporated by reference to Exhibit 4.2 to Cracker Barrel Old Country Store, Inc.’s Form 10-Q filed on February 27, 2024).

4.2	Rights Agreement, dated as of April 9, 2021, between Cracker Barrel Old Country Store, Inc. and American Stock Transfer & Trust Company, LLC, which includes the Articles of Amendment to the Amended and Restated Charter as Exhibit A, the form of Right Certificate as Exhibit B, and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to Cracker Barrel Old Country Store, Inc.’s Form 8-K filed on April 9, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Cracker Barrel Old Country Store, Inc.

Date: February 27, 2024	By:	/s/ Richard M. Wolfson
	Name:	Richard M. Wolfson
	Title:	Senior Vice President, General Counsel and Corporate Secretary